Exhibit 21.1
                                  Subsidiaries










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                                  SUBSIDIARIES


         Name                                            State of Incorporation
         ----                                            ----------------------

1.       Intervest Distribution Corporation                      New York

2.       Intervest Realty Servicing Corporation                  New York